EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The Davey Tree Expert Company 2014 Omnibus Stock Plan of our reports dated March 10, 2014, with respect to the consolidated financial statements of The Davey Tree Expert Company, and the effectiveness of internal control over financial reporting of The Davey Tree Expert Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio
May 23, 2014